EXHIBIT 10.4

THE HOWARD HUGHES CORPORATION
AMENDMENT NO. 1 TO RESTRICTED STOCK AGREEMENTS

THIS AMENDMENT NO. 1 TO RESTRICTED STOCK AGREEMENTS (this “Amendment”), dated as of November 4, 2020, is entered into by and between The Howard Hughes Corporation, a Delaware corporation (the “Company”), and Peter F. Riley (“Grantee”).

RECITALS

WHEREAS, the Company and Grantee entered into that certain time and performance-based Restricted Stock Agreement, dated as of February 25, 2016 (the “Restricted Stock Agreement”);

WHEREAS, the Company and Grantee entered into those certain time-based Restricted Stock Agreements, dated as of February 23, 2017; February 16, 2018; February 20, 2019; and February 12, 2020 (each, a “Time-Based Restricted Stock Agreement”); and

WHEREAS, the Company and Grantee desire to amend the terms of (a) the Restricted Stock Agreement to provide for the immediate vesting of all restricted shares that are not part of the Company-based Vesting Component (as defined in the Restricted Stock Agreement) in the event of the death or disability of Grantee and (b) each Time-Based Restricted Stock Agreement to provide for the immediate vesting of the Time-based Vesting Component in the event of the death or disability of Grantee.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Grantee hereby agree as follows:

1.    Capitalized Terms. Capitalized terms not otherwise defined herein shall have the same meanings as in the Restricted Stock Agreement, each Time-Based Restricted Stock Agreement or The Howard Hughes Corporation Amended and Restated 2010 Incentive Plan (the “Plan”), as applicable.

2.Amendment.

(a)    The following shall be added as new Section 13 of the Restricted Stock Agreement:

“Section 13. Death or Disability. Notwithstanding Sections 3 or 4 of this Agreement, if the Grantee dies or suffers a Permanent Disability (as such term is defined in that certain Employment Agreement, dated as of November 6, 2017, by and between the Company and Grantee) prior to the vesting of the Restricted Shares that are not part of the Company-based Vesting Component (the “Time-Based Vesting Component”), then the entire Time-Based Vesting Component shall vest and become nonforfeitable.”

(b)     The following shall be added as new Section 12 of the Time-Based Restricted Stock Agreements:

“Section 12. Death or Disability. Notwithstanding Sections 3 or 4 of this Agreement, if the Grantee dies or suffers a Permanent Disability (as defined in the Employment Agreement) prior to the vesting of the entire Time-based Vesting Component, then the entire Time-based Vesting Component, to the extent not already vested, shall vest and become nonforfeitable.”

3.No Other Changes. Except as provided in this Amendment, the Restricted Stock Agreement and each Time-Based Restricted Stock Agreement remain in full force and effect.

4.Interpretation. The interpretation and construction of this Amendment by the Committee shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

5.Governing Law. This Amendment is made under, and shall be construed in accordance with, the laws of the State of Delaware.

6.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Remainder of Page Intentionally Left Blank; Signature Page Follows

Executed in the name and on behalf of the Company, as of the date first written above.

THE HOWARD HUGHES CORPORATION

By:	/s/ David O'Reilly
Name: David O'Reilly
Title: Interim Chief Executive Officer, President and Chief Financial Officer
The undersigned Grantee hereby acknowledges receipt of an executed original of this Amendment and hereby agrees to the terms and conditions herein above set forth.

/s/ Peter F. Riley

Peter F. Riley (Grantee)

Date:	November 4, 2020

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